Exhibit 21.1
List of subsidiaries of D-Wave Quantum Inc.

Name of Subsidiary	Jurisdiction of Organization
DWSI Canada Holdings ULC	Canada
DPCM Capital, Inc.	Delaware
D-Wave Quantum Technologies Inc.	Canada
D-Wave Systems Inc.	Canada
D-Wave Quantum Solutions Inc.	Canada
D-Wave US Inc.	Delaware
D-Wave Government Inc.	Delaware
D-Wave Commercial Inc.	Delaware
Omni Circuit Boards Ltd.	Canada
D-Wave International Inc.	Canada
D-Wave Japan Co., Ltd.	Japan
D-Wave UK Ltd.	United Kingdom
D-Wave Quantum Services Europe Limited	Ireland
1372934 B.C. Ltd.	Canada
1372929 B.C. Ltd.	Canada